Exhibit 10.6

_____________________________

EMPLOYMENT AGREEMENT
_____________________________

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 2nd day of August, 2018, by and between WYNN RESORTS, LIMITED (“Employer”) and ELLEN WHITTEMORE (“Employee”).

W I T N E S S E T H:

WHEREAS, Employer is a corporation duly organized and existing under the laws of the State of Nevada, maintains its principal place of business at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and is engaged in the business of developing, owning and operating casino resorts; and

WHEREAS, in furtherance of its business, Employer has need of qualified, experienced personnel; and

WHEREAS, Employee is an adult individual residing at [intentionally omitted]; and

WHEREAS, Employee has represented and warranted to Employer that Employee possesses sufficient qualifications and expertise to fulfill the terms of the employment stated in this Agreement; and

WHEREAS, Employer is willing to employ Employee, and Employee is desirous of accepting employment from Employer under the terms and pursuant to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employer and Employee do hereby covenant and agree as follows:

1.DEFINITIONS. As used in this Agreement, the words and terms hereinafter defined have the respective meanings ascribed to them, unless a different meaning clearly appears from the context:

(a)“Affiliate” means with respect to a specified Person, any other Person who or which is (i) directly or indirectly controlling, controlled by or under common control with the specified Person, or (ii) any member, director, officer or manager of the specified Person. For purposes of this definition only, “control”, “controlling” and “controlled” mean the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity. For purposes hereof, “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

(b)“Anniversary” means each annual anniversary date of the Effective Date during the Term (as defined in Section 5 hereof).

(c)“Cause” means

(i)Employee’s failure to satisfactorily pass the Employer’s pre-employment drug test and background investigation conducted in accordance with Employer’s standard policies and procedures;
(ii)Employee’s inability or failure to secure and/or maintain any licenses or permits required by government agencies with jurisdiction over the business of Employer or its Affiliate;
(iii)the willful destruction by Employee of the property of Employer or its Affiliate having a material value to Employer or such Affiliate;
(iv)fraud, embezzlement, theft and/or dishonest activity committed by Employee (excluding acts involving a de minimis dollar value and not related in any manner whatsoever to Employer or its Affiliate or their business);
(v)Employee’s conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony;
(vi)Employee’s material breach of this Agreement;
(vii)Employee’s neglect, refusal, or failure to discharge Employee’s duties (other than due to physical or mental illness) commensurate with Employee’s title and function, or Employee’s failure to comply with a lawful direction of Employer or its Board of Directors;
(viii)a knowing material misrepresentation to Employer or its Board of Directors;
(ix)a failure to follow a material policy or procedure of Employer or its Affiliate;
(x)Employee’s violation, as determined by a court or governmental agency, of a statute, regulation or common law, whether federal, state or local, which applies to and/or governs the business of Employer or its Affiliate (including any gaming, financial or anti-money laundering laws and regulations); or

(xi)Employee’s breach of a statutory or common law duty of loyalty or fiduciary duty to Employer or its Affiliate, including Employer’s conflict of interest policy, provided, however, that Employee’s Complete Disability due to illness or accident or any other mental or physical incapacity shall not constitute “Cause” as defined herein.

(d)“Change of Control” means the occurrence, after the Effective Date, of any of the following events:

(i)    any "Person" or "Group" (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder) is or becomes the "Beneficial Owner" (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Wynn Resorts, Limited (“WRL”), or of any entity resulting from a merger or consolidation involving WRL, representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of WRL or such entity;

(ii)    the individuals who, as of the Effective Date, are members of WRL’s Board of Directors (the "Existing Directors") cease, for any reason, to constitute more than fifty percent (50%) of the number of authorized directors of WRL as determined in the manner prescribed in WRL’s Articles of Incorporation and Bylaws; provided, however, that if the election, or nomination for election, by WRL's stockholders of any new director was approved by a vote of at least fifty percent (50%) of the Existing Directors, such new director shall be considered an Existing Director; provided further, however, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii)    the consummation of (x) a merger, consolidation or reorganization to which WRL is a party, whether or not WRL is the Person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of Employer or WRL, in one transaction or a series of related transactions, to any Person other than WRL or an Affiliate, where any such transaction or series of related transactions as is referred to in clause (x) or clause (y) above in this subparagraph (iii) (singly or collectively, a "Transaction") does not otherwise result in a "Change in Control" pursuant to subparagraph (i) of this definition of "Change in Control"; provided, however, that no such Transaction shall constitute a "Change in Control" under this subparagraph (iii) if the Persons who were the members or stockholders of Employer or WRL immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of fifty percent (50%) or more of the combined voting power of the then outstanding membership interests or voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (iii) or the Person to whom the assets of Employer or WRL are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (iii), in substantially the same proportions in which such Beneficial Owners held membership interests or voting stock in Employer or WRL immediately before such Transaction.

(e)“Complete Disability” means the total inability of Employee, due to illness or accident or other mental or physical incapacity, to perform Employee’s obligations under this Agreement for a period as defined under Employer’s local disability plan or plans.

(f)“Confidential Information” means any information that is possessed or developed by or for Employer or its Affiliate and that relates to the Employer’s or Affiliate’s existing or potential business or technology, which is not generally known to the public or to persons engaged in business similar to that conducted or contemplated by Employer or Affiliate, or which Employer or Affiliate seeks to protect from disclosure to its existing or potential competitors or others, and includes know how, business and technical plans, strategies, existing and proposed bids, costs, technical developments, purchasing history, existing and proposed research projects, designs, concepts, copyrights, inventions, patents, intellectual property, data, process, process parameters, methods, practices, products, product design information, research and development data, financial records, operational manuals, pricing and price lists, computer programs and information stored or developed for use in or with computers, customer information, customer lists, supplier lists, marketing plans, financial information, financial or business projections, and all other compilations of information which relate to the business of Employer or Affiliate, and any other proprietary material of Employer or Affiliate, which have not been released to the general public. Confidential Information also includes information received by Employer or any of its Affiliates from others that the Employer or Affiliate has an obligation to treat as confidential.

(g)“Effective Date” means July 16, 2018.

(h)“Foreign Government Official” is defined to include officers, office holders, and employees, full or part time, regardless of rank, of local governments, national governments, companies partially owned or controlled by a government, and public international organizations, such as the United Nations or World Bank. “Foreign Government Official” also includes political parties, party officials, candidates for public office, and family members of Foreign Government Officials.

(i)“Good Reason” means the occurrence, on or after the occurrence of a Change in Control, of any of the following (except with Employee’s written consent or resulting from an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer or its Affiliate promptly after receipt of notice thereof from Employee):

(i)    Employer or an Affiliate reduces Employee’s Base Salary (as defined in Subparagraph 7(a) below);

(ii)    Employer discontinues its bonus plan in which Employee participates as in effect immediately before the Change in Control without immediately replacing such bonus plan with a plan that is the substantial economic equivalent of such bonus plan, or amends such bonus plan so as to materially reduce Employee’s potential bonus at any given level of economic performance of Employer or its successor entity;

(iii)    Employer materially reduces the aggregate benefits and perquisites to Employee from those being provided immediately before the Change in Control;

(iv)    Employer or any of its Affiliates requires Employee to change the location of Employee’s job or office, so that Employee will be based at a location more than 25 miles from the location of Employee’s job or office immediately before the Change in Control;

(v)    Employer or any of its Affiliates reduces Employee’s responsibilities or directs Employee to report to a person of lower rank or responsibilities than the person to whom Employee reported immediately before the Change in Control; or

(vi)    the successor to Employer fails or refuses expressly to assume in writing the obligations of Employer under this Agreement.

For purposes of this Agreement, a determination by Employee that Employee has “Good Reason” shall be final and binding on Employer and Employee absent a showing of bad faith on Employee’s part.

(j)“Separation Payment” means a lump sum equal to (A) Employee’s Base Salary for the remainder of the term of this Agreement, but not less than twelve (12) months (as defined in Subparagraph 7(a) of this Agreement), plus (B) the bonus projected for all bonus periods through the end of the term of this Agreement based upon the last bonus that was paid to Employee under Subparagraph 7(b) for the preceding bonus period, plus (C) any accrued but unpaid vacation pay.

(k)“Trade Secrets” as used in this Agreement, shall be given its broadest possible interpretation under applicable law and shall mean all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing that (1) the Employer has taken reasonable measures to keep secret, and that (2) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, another person who can obtain economic value from the disclosure or use of the information.

(l)“Work of Authorship” means any computer program, code or system as well as any literary, pictorial, sculptural, graphic or audio visual work, whether published or unpublished, and whether copyrightable or not, in whatever form and jointly with others that (i) relates to any of Employer’s or its Affiliate’s existing or potential products, practices, processes, formulations, manufacturing, engineering, research, equipment, applications or other business or technical activities or investigations; or (ii) relates to ideas, work or investigations conceived or carried on by Employer or its Affiliate or by Employee in connection with or because of performing services for Employer or its Affiliate.

2.BASIC EMPLOYMENT AGREEMENT. Subject to the terms and pursuant to the conditions hereinafter set forth, Employer hereby employs Employee during the Term hereinafter specified to serve in a capacity, under a title, and with such duties not inconsistent with those set forth in Section 3 of this Agreement, as the same may be modified and/or assigned to Employee by Employer from time to time; provided, however, that no change in Employee’s duties shall be permitted if it would result in a material reduction in the level of Employee’s duties as in effect prior to the change, it being understood, however, that a change in Employee’s reporting responsibilities is not, itself, a basis for finding a material reduction in the level of duties.

3.DUTIES OF EMPLOYEE. Employee shall perform such duties assigned to Employee by Employer as are generally associated with the duties of Executive Vice President and General Counsel for Employer or such similar duties as may be assigned to Employee by Employer as Employer may determine. Employee’s duties shall include: (i) the efficient and continuous operation of Employer and its Affiliates; (ii) the preparation of relevant budgets and allocation of relevant funds; (iii) the selection and delegation of duties and responsibilities of subordinates; (iv) the direction, review and oversight of all programs under Employee’s supervision; (v) adherence to the policies and procedures of Employer and its Affiliates as they may be amended from time to time without prior notice to Employee (unless such policies and procedures conflict with this Agreement, in which case this Agreement takes precedence) and for which Employee assumes responsibility for review and understanding; and (vi) such other and further duties as may be assigned by Employer to Employee from time to time. The foregoing notwithstanding, Employee shall devote such time to Employer or its Affiliates as may be required by Employer, provided such duties are not inconsistent with Employee’s primary duties to Employer hereunder.

4.ACCEPTANCE OF EMPLOYMENT. Employee hereby unconditionally accepts the employment set forth hereunder, under the terms and pursuant to the conditions set forth in this Agreement. Employee hereby covenants and agrees that, during the Term, Employee will devote the whole of Employee’s normal and customary working time and best efforts solely to the performance of Employee’s duties under this Agreement and that, except upon Employer’s prior express written authorization to that effect, Employee shall not perform any services for any casino, hotel/casino or other similar gaming or gambling operation not owned by Employer or any of Employer’s Affiliates.

Employee represents and warrants to Employer that the execution and delivery of this Agreement and the performance of Employee’s duties hereunder shall not violate the terms or conditions of any employment agreement or arrangement or any other agreement to which Employee is a party.

5.TERM. Unless sooner terminated as provided in this Agreement, the term of this Agreement (the “Term”) shall consist of four (4) years commencing on the Effective Date of this Agreement and terminating on the fourth Anniversary of the Effective Date at which time the terms of this Agreement shall expire and shall not apply to any continued employment of Employee by Employer, except for those obligations under Sections 9, 10, 11 and 21. Following the Term, unless the parties enter into a new written contract of employment, (a) any continued employment of Employee shall be at-will, (b) any or all of the other terms and conditions of Employee’s employment may be changed by Employer at its discretion, with or without notice, and (c) the employment relationship may be terminated at any time by either party, with or without cause or notice.

Concurrent with Employee’s resignation from Employer or upon the termination of Employee’s employment with Employer, Employee agrees to resign, and shall be deemed to have resigned, all other positions (including board of director memberships) that Employee may have held immediately prior to Employee’s resignation or termination.

6.SPECIAL TERMINATION PROVISIONS.

(a)Notwithstanding the provisions of Section 5, this Agreement shall terminate upon the occurrence of any of the following events:

(i)the death of Employee;

(ii)the giving of written notice from Employer to Employee of the termination of this Agreement upon the Complete Disability of Employee;

(iii)the giving of written notice by Employer to Employee of the termination of this Agreement upon the discharge of Employee for Cause (Employer’s right to terminate for Cause (as defined in Section 1(c) shall survive the expiration of this Agreement)). It is expressly acknowledged and agreed that the decision as to whether “Cause” exists for termination of the employment relationship by Employer is delegated to the Employer’s Chief Executive Officer. If Employee disagrees with the decision reached by Employer’s Chief Executive Officer, any dispute as to the “Cause” determination will be limited to whether Employer’s Chief Executive Officer reached his/her decision in good faith, based upon facts reasonably believed by Employer’s Chief Executive Officer to be true, and not for any arbitrary, capricious or illegal reason. This shall be the standard applied by any fact finder, and Employee shall bear the burden to prove that “Cause,” under this standard, did not exist;

(iv)the giving of written notice by Employer to Employee of the termination of this Agreement following a disapproval of this Agreement or the denial, suspension, limitation or revocation of Employee’s License (as defined in Section 8(b) of this Agreement);

(v)the giving of written notice by Employee to Employer upon a material breach of this Agreement by Employer, which material breach remains uncured for a period of thirty (30) days after the giving of such notice. “Material breach” under this Section 6(a)(v) is defined as Employer’s failure to pay Employee’s Base Salary when due, Employer’s implementation of a material reduction in the scope of duties or responsibilities of Employee such that Employee’s remaining duties and responsibilities are materially inconsistent with the duties and responsibilities generally associated with Employee’s position within Employer’s organization, and if such position is the only position with Employer, with its Affiliates (irrespective of the title of the position), or a material reduction in Employee’s Base Salary; provided, however, that “material breach” shall not be construed to include any change in title and/or reporting structure alone with no material change to duties and responsibilities, any changes to Employee’s duties pursuant to Section 6(a)(vi), any changes to Employee’s duties and responsibilities as a result of a request by the

Authorities under Section 8, or the temporary suspension of the Employee from duty, pursuant to Employer’s policy, pending investigation by Employer of any incident or occurrence that could give rise to discipline or termination of employment. Termination of employment pursuant to this Section 6(a)(v) does not relieve Employee of her duties and responsibilities under Sections 9, 10, 11, and 21 of this Agreement; or

(vi)the giving of written two-week notice by Employer to Employee of Employer’s intention to terminate this Agreement without Cause for any reason deemed sufficient by Employer to be effective at the end of such two-week period. During such two-week notice period, Employer shall be permitted to reduce Employee’s responsibilities and time commitment to Employer; provided however, Employer may not reduce Employee’s salary or benefits during such two-week period. At the end of such two-week period, Employee shall cease to be an employee of Employer and this Agreement shall automatically terminate. Upon receipt of such notice, Employee shall have the option to resign Employee’s employment effective as of the date of the notice, rather than remain employed through such two-week period. If Employee elects to resign in lieu of termination, Employee must exercise this option in writing within 72 hours of receipt of the Employer’s notice of intention to terminate this Agreement without Cause. Employee’s written resignation in lieu of termination must be transmitted to Employer by email or hand delivery.

(vii)at Employee’s sole election in writing as provided in Paragraph 17 of this Agreement, after both a Change of Control and as a result of Good Reason, provided, however, that, within thirty (30) calendar days after Employer’s receipt of Employee’s written election, Employer must tender the Separation Payment to Employee

(b)Consequences of Termination.

(i)In the event Employee resigns pursuant to Section 6(a)(v), 6(a)(vi) or 6(a)(vii), Employer’s sole liability to Employee shall be payment of the Separation Payment; provided that Employee shall not be entitled to payment of the Separation Payment unless and until Employee first executes a written release-severance agreement, prepared and presented by Employer, that fully releases Employer, Affiliates, and their respective officers, directors, agents and employees, from any and all claims or causes of action, whether based upon statute, contract (including breach or construction of this Agreement), or common law, that have arisen as of the date of such execution, irrespective of whether Employee has knowledge of the existence of such claim; and provides for the confidentiality of both the terms of the release-severance agreement and the compensation paid. In the event Employee fails or refuses to execute such release-severance agreement, Employer shall have no further obligation to Employee other than payment of all accrued but unpaid Base Salary through the date Employee last performs services for Employer, vacation pay accrued but unpaid and expenses incurred but not reimbursed through the termination date; specifically, in such event, Employee shall not be entitled to any benefits pursuant to any severance plan in effect by Employer or any of its Affiliates. Employee will also be entitled to receive health benefits coverage for Employee and Employee’s dependents under the same plan(s) or arrangement(s) under which Employee was covered immediately before Employee’s termination, or plan(s) established or arrangement(s) provided by Employer or any of its Affiliates thereafter. Such health benefits coverage shall be paid for by Employer to the same extent as if Employee were still employed by Employer, and Employee will be required to make such payments as Employee would be required to make if Employee were still employed by Employer. The health benefits provided under this Paragraph 6 shall continue until the earlier of (x) the expiration of the period for which the Separation Payment is paid, (y) the date Employee becomes covered under any other group health plan not maintained by Employer or any of its Affiliates; provided, however, that if such other group health plan excludes any pre-existing condition that Employee or Employee’s dependents may have when coverage under such group health plan would otherwise begin, coverage under this Paragraph 6 shall continue (but not beyond the period described in clause (x) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event Employee is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the health benefits described in this Paragraph 6, the obligations of Employer and its Affiliates under this Paragraph 6 shall be conditioned upon Employee’s timely making such an election. In the event of a termination of this Agreement pursuant to any of the provisions of this Paragraph 6, Employee shall not be entitled to any benefits pursuant to any severance plan in effect by Employer or any of Employer’s Affiliates.

(ii)In the event of a termination of this Agreement pursuant to Sections 6(a)(i), 6(a)(ii) or 6(a)(iv), Employer shall not be required to make any payments to Employee other than payment of Base Salary, vacation pay accrued but unpaid and expenses incurred but not reimbursed through the termination date; specifically, in such event, Employee shall not be entitled to any benefits pursuant to any severance plan in effect by Employer or any of its Affiliates.

(iii)In the event of a termination of this Agreement pursuant to Section 6(a)(iii), Employer shall not be required to make any payments to Employee other than payment of Base Salary and expenses incurred but not reimbursed through the termination date; specifically, in such event, Employee shall not be entitled to any benefits pursuant to any severance plan in effect by Employer or any of its Affiliates.

(iv)In the event of a termination of this Agreement for any reason, the termination provisions set forth in the restricted stock agreement referenced in Section 7(d) below, shall control with regard to the vesting of any stock grant.

7.COMPENSATION TO EMPLOYEE. For and in complete consideration of Employee's full and faithful performance of Employee’s duties under this Agreement, Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, the following items of compensation:

(a)Base Salary. Subject to and effective upon the approval of the Compensation Committee of Wynn Resorts, Limited, Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of Six Hundred Thousand Dollars ($600,000.00) per annum, payable in such installments as shall be convenient to Employer (the “Base Salary”). Employee shall be subject to performance reviews and the Base Salary may be increased but not decreased as a result of any such review. Such Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including any discretionary bonus, profit sharing plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, or any and all other benefit plans which may be in effect during the Term.

(b)Bonus Compensation. Employee will participate in the Employers Amended and Restated Annual Performance Based Incentive Plan for Executive Officers with a target bonus of 100% of the annual Base Salary actually received by Employee during the applicable year. Employer retains the discretion to adopt, amend or terminate any bonus plan at any time.

(c)Employee Benefit Plans. Employer hereby covenants and agrees that it shall include Employee, if otherwise eligible, in any profit sharing plan, executive stock option plan, pension plan, retirement plan, disability or life insurance plan, Executive Medical Plan and/or hospitalization plan, and any other benefit plan which may be placed in effect by Employer or any of its Affiliates and on the same terms and conditions available to

Employer’s executives during the Term. All issues as to eligibility for specific benefits and payment of benefits shall be as set forth in the applicable insurance policies or plan documents. Nothing in this Agreement shall limit Employer’s or any of its Affiliates’ ability to exercise the discretion provided to it under any employee benefit plan, or to adopt, amend or terminate any benefit plan at any time prior to a Change of Control.

Employee shall also participate in the senior executive health program.

(d)Equity Grant. Subject to and effective upon the approval of the Compensation Committee of Wynn Resorts, Limited, Employee shall at the earliest possible time after the Effective Date be granted 7,500 shares of restricted stock of Wynn Resorts, Limited common stock pursuant to the Wynn Resorts, Limited 2014 Omnibus Incentive Plan. Employee and Employer will enter into a separate restricted stock agreement incorporating the terms and conditions of the grant, including the grant date, vesting schedule, and termination provisions.

(e)Expense Reimbursement. During the Term and provided the same are authorized in advance by Employer, Employer shall either pay directly or reimburse Employee for Employee’s reasonable expenses incurred for the benefit of Employer in accordance with Employer’s general policy regarding expense reimbursement, as the same may be modified from time to time. Prior to such payment or reimbursement, Employee shall provide Employer with sufficient detailed invoices of such expenses as may be required by Employer’s policy.

(f)Vacations and Holidays. Commencing as of the Effective Date, Employee shall be entitled to (i) not less than four (4) weeks paid vacation leave during each twelve (12) month period of employment in accordance with Employer’s standard policy, to be taken at such times as selected by Employee and approved by Employer, and (ii) paid holidays (or, at Employer’s option, an equivalent number of paid days off) in accordance with Employer’s respective standard policies.

(g)Section 409A Provision. Notwithstanding any provision of the Agreement to the contrary, if, at the time of Employee’s termination of employment with the Employer, he or she is a “specified employee” as defined in Section 409A of the Internal Revenue Code (the “Code”), and one or more of the payments or benefits received or to be received by Employee pursuant to the Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under the Agreement until the earlier of: (a) the date that is six (6) months following Employee’s termination of employment with the Employer or (b) the Employee’s death. The provisions of this Section shall only apply to the extent required to avoid Employee’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of the Agreement would cause Employee to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Employer may reform such provision to maintain the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

(h)Withholdings. All compensation provided to Employee by Employer under this Section 7 shall be subject to applicable federal, state or local employment-related withholdings.

8.LICENSING REQUIREMENTS.

(a)Employer and Employee hereby covenant and agree that this Agreement and/or Employee’s employment may be subject to the approval of one or more gaming regulatory authorities (the “Authorities”) pursuant to the provisions of the relevant gaming regulatory statutes (the “Gaming Acts”) and the regulations promulgated thereunder (the “Gaming Regulations”). Employer and Employee hereby covenant and agree to use their best efforts to obtain any and all approvals required by the Gaming Acts and/or Gaming Regulations. In the event that (i) an approval of this Agreement or Employee’s employment by the Authorities is required for Employee to carry out Employee’s duties and responsibilities set forth in Section 3 of this Agreement, (ii) Employer and Employee have used their best efforts to obtain such approval, and (iii) this Agreement or Employee’s employment is not so approved by the Authorities, then this Agreement shall immediately terminate and shall be null and void, thus extinguishing any and all obligations of either party, subject to any surviving obligations of Employee under Sections 9, 10 and 21.

(b)If applicable, Employer and Employee hereby covenant and agree that, in order for Employee to discharge the duties required under this Agreement, Employee must apply for or hold a license, registration, permit or other approval (the “License”) as issued by the Authorities pursuant to the terms of the relevant Gaming Act and as otherwise required by this Agreement. In the event Employee fails to apply for and secure, or the Authorities refuse to issue or renew Employee’s License, Employee, at Employer’s sole cost and expense, shall promptly defend such action and shall take such reasonable steps as may be required to either remove the objections or secure or reinstate the Authorities’ approval, respectively. The foregoing notwithstanding, if the source of the objections or the Authorities’ refusal to renew or maintain Employee’s License arise as a result of any of the acts, omissions or events described in Section 1(c) of this Agreement, then Employer’s obligations under this Section 8 also shall not be operative and Employee shall promptly reimburse Employer upon demand for any expenses incurred by Employer pursuant to this Section 8.

(c)Employer and Employee hereby covenant and agree that the provisions of this Section 8 shall apply in the event Employee’s duties require that Employee also be licensed by governmental agencies other than the Authorities.

9.OWNERSHIP; CONFIDENTIALITY.

(a)All Confidential Information, Trade Secrets, or Works of Authorship are the sole and exclusive property of Employer or its Affiliates. Employer will have the entire right and title and interest in and to any materials provided or prepared by Employee and/or its agents under this Agreement, any statement of work related to it and/or in the performance of the Services (the “Materials”), and Employee will receive no license or other rights from Employer with respect to such Materials. The Materials will be deemed to be “works made for hire” under United States copyright law (17 U.S.C. sections 101, et seq.) and made in the course of employment. To the extent the Materials may not, by operation of law, vest in Employer, or if any of the Materials is determined not to be a “work made for hire,” Employee hereby assigns to Employer in perpetuity all right, title and interest in and to the Materials, including all copyrights in the Materials (and all renewals and extensions thereof). Without limitation, Employer may exploit the Materials in any and all media, now known or hereafter devised, throughout the world, in perpetuity. Employer’s rights in the Materials may be freely assigned and licensed and any such assignment or license will be binding upon Employee and will inure to the benefit of such assignee or licensee. Employee waives any moral rights it may have in the Materials, including without limitation any right to integrity, association, credit or identification. Employee acknowledges that subsequent to the date of this Agreement, it may not claim to possess any right, title or interest in and to the Materials and will take no actions jeopardizing the existence or enforceability of the Materials or Employer’s rights therein. Employee agrees to assist Employer in every legal way to evidence, record and perfect this assignment and to apply for and obtain recordation of and from time to time enforce, maintain, and defend the assigned rights. If Employer is unable for any reason whatsoever to secure Employee’s signature to any document to which it is entitled under this assignment, Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents to act as Employee’s agents and attorneys-in-fact, with full power of substitution to act for and on its behalf and instead of Employee, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Employee. The foregoing is deemed a power coupled with an interest and is irrevocable.

(b)	Employee hereby warrants, covenants and agrees that:

(i)Subject to Section 9(d), Employee shall not directly or indirectly use or disclose any Confidential Information, Trade Secrets, or Works of Authorship, whether in written, verbal, electronic, or model form, at any time or in any manner, except as required in the conduct of Employer’s business or as expressly authorized by Employer in writing. Employee shall take all necessary and available precautions to protect against the unauthorized disclosure of Confidential Information, Trade Secrets, or Works of Authorship. Employee acknowledges and agrees that such Confidential Information, Trade Secrets, or Works of Authorship are the sole and exclusive property of Employer or its Affiliates.

(ii)Employee shall not remove from Employer’s premises any Confidential Information, Trade Secrets, Works of Authorship, or any other documents pertaining to Employer’s or its Affiliates’ business, unless expressly authorized by Employer in writing. Furthermore, Employee specifically covenants and agrees not to make any duplicates, copies, or reconstructions of such materials and that, if any such duplicates, copies, or reconstructions are made, they shall become the property of Employer or its Affiliates upon their creation.

(iii)Upon termination of Employee’s employment with Employer for any reason, Employee shall return to Employer the originals and all copies of any and all papers, documents and things, including information stored for use in or with computers and software, all files, Rolodex cards, phone books, notes, price lists, customer contracts, bids, customer lists, notebooks, books, memoranda, drawings, computer disks or drives, or other documents: (i) made, compiled by, or delivered to Employee concerning any customer served by Employer or any of its Affiliates or any product, apparatus, or process manufactured, used, developed or investigated by Employer or any of its Affiliates; (ii) containing any Confidential Information, Trade Secret or Work of Authorship; or (iii) otherwise relating to Employee’s performance of duties under this Agreement. Employee further acknowledges and agrees that all such documents are the sole and exclusive property of Employer or its Affiliates.

(c)Employee hereby warrants, covenants and agrees that Employee shall not disclose to Employer, or any Affiliate, officer, director, employee or agent of Employer, or use in the course of performing Employee’s duties and responsibilities for Employer any proprietary or confidential information or property, including any trade secret, formula, pattern, compilation, program, device, method, technique or process, which Employee is prohibited by contract, or otherwise, to disclose to Employer (the “Restricted Information”). In the event Employer requests Restricted Information from Employee, Employee shall advise Employer that the information requested is Restricted Information and may not be disclosed by Employee.

(d)Nothing in this Agreement or any other agreement between Employee and Employer or its parents, subsidiaries or affiliates or any other policies of Employer or its parents, subsidiaries or affiliates shall prohibit or restrict Employee from: (i) filing a charge or complaint with any federal, state or local governmental agency, legislative body, regulatory body or self-regulatory organization (each an “Agency”); (ii) initiating communications with, or responding to any inquiry from, any Agency regarding any good faith concerns about possible violations of law or regulation, including providing documents or other information, without notice to Employer; (iii) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding as required by law or legal process, including with respect to possible violations of laws, without notice to Employer; (iv) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any Agency, and/or pursuant to the Sarbanes-Oxley Act including providing documents or other information, without notice to Employer; and/or (v) seeking, obtaining, or accepting any U.S. Securities and Exchange Commission awards. Pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of Employer or its affiliates that (A) is made (1) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Employee’s attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement between Employer or its affiliates and Employee or any other policies of Employer or its affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(e)The obligations of this Section 9 are continuing and shall survive the termination of Employee’s employment with Employer for any reason.

10.RESTRICTIVE COVENANT/NO SOLICITATION.

(a)Employee hereby covenants and agrees that for such period as Employer employs or compensates Employee (including payments made pursuant to Sections 6(a)(v), 6(a)(vi), or 6(a)(vii)), Employee shall not, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member of a limited liability company, shareholder of a closely held corporation, or shareholder in excess of two percent (2%) of a publicly traded corporation, corporate officer or director, manager, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the principal business activity of Employer or its Affiliates, in or about any market in which Employer or its Affiliates currently operate or have announced, publicly or otherwise, a plan to have hotel or gaming operations, including any hotel, casino, restaurant, lounge, nightclub, day club or beach club.

(b)Employee hereby further covenants and agrees that, for such period as Employer employs or compensates Employee (including payments pursuant to Sections 6(a)(v), 6(a)(vi), or 6(a)(vii)), and for a period of one (1) year following the termination of employment or compensation, for any reason, with or without Cause, or Employee’s resignation from employment, whichever is later, Employee shall not take any actions, whether directly or indirectly, including by way of a third-party intermediary, to solicit, encourage or otherwise cause any employee of Employer or its Affiliates with or on behalf of any business that is in competition in any manner whatsoever with the principal business activity of Employer or its Affiliates, in or about any market in which Employer or its Affiliates currently operate or have announced, publicly or otherwise, a plan to have hotel or gaming, nightclub or beach club operations. The parties agree that the terms “solicit, encourage or otherwise cause” include Employee’s participation in the recruitment, applicant assessment or review, and employee selection. The parties further agree that this Section 10(b) applies even if the then-Employer’s or Affiliate’s employee makes the initial contact seeking employment with Employee or competitor as defined above.

(c)Employee hereby further covenants and agrees that the restrictive covenants contained in this Section 10 are reasonable as to duration, terms and geographical area and that they protect the legitimate interests of Employer, impose no undue hardship on Employee, and are not injurious to the public. In the event that any of the restrictions and limitations contained in this Section 10 are deemed to exceed the time, geographic or other limitations permitted by Nevada law, the parties agree that a court of competent jurisdiction shall revise any offending provisions so as to bring this Section 10 within the maximum time, geographical or other limitations permitted by Nevada law.

(d)Employee hereby agrees that any subsequent material change or changes in Employee’s title, duties, salary or compensation will not affect the validity or scope of this Section 10, or invalidate this Section 10 in any way.

11.REMEDIES. Employee acknowledges that Employer has and will continue to deliver, provide and expose Employee to certain knowledge, information, practices, and procedures possessed or developed by or for Employer at a considerable investment of time and expense, which are protected as confidential and which are essential for carrying out Employer’s business in a highly competitive market. Employee also acknowledges that Employee will be exposed to Confidential Information, Trade Secrets, Works of Authorship, inventions and business relationships possessed or developed by or for Employer or its Affiliates, and that Employer or its Affiliates would be irreparably harmed if Employee were to improperly use or disclose such items to competitors, potential competitors or other parties. Employee further acknowledges that the protection of Employer’s and its Affiliates’ customers and businesses is essential, and understands and agrees that Employer’s and its Affiliates’ relationships with its customers and its employees are special and unique and have required a considerable investment of time and funds to develop, and that any loss of or damage to any such relationship will result in irreparable harm. Consequently, Employee covenants and agrees that any violation by Employee of Section 9 or 10 shall entitle Employer to immediate injunctive relief in a court of competent jurisdiction. Employee further agrees that no cause of action for recovery of materials or for breach of any of Employee’s representations, warranties or covenants shall accrue until Employer or its Affiliate has actual notice of such breach. Employee further agrees that the time period covered by the covenants of this Agreement will not include and shall be extended by any period(s) of time required for litigation brought by the Company to enforce any covenant or in which Employee is in violation of his/her promises contained in Section 10.

12.BEST EVIDENCE. This Agreement shall be executed in original and “Xerox” or photostatic copies and each copy bearing original signatures in ink shall be deemed an original.

13.SUCCESSION. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, personal representatives, successors and permitted assigns.

14.ASSIGNMENT. Employee shall not assign this Agreement or delegate Employee’s duties hereunder without the express written prior consent of Employer thereto. Any purported assignment by Employee in violation of this Section 14 shall be null and void and of no force or effect. Employer shall have the right to assign this Agreement freely, including Employee’s obligations under Section 10, and Employee hereby acknowledges receipt of consideration in exchange for Employee’s consent to the assignability of Employee’s obligations under Section 10 that is additional to and separate from the consideration provided to Employee in exchange for the other covenants in this Agreement.

15.AMENDMENT OR MODIFICATION. This Agreement may not be amended, modified, changed or altered except by a writing signed by both Employer and Employee.

16.GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of laws principles.

17.NOTICES. Any and all notices required under this Agreement shall be in writing and shall be either hand-delivered or mailed, certified mail, return receipt requested, addressed to:

TO EMPLOYER:        Wynn Resorts, Limited
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attn: Legal Department

TO EMPLOYEE:        Ellen Whittemore
[intentionally omitted]
[intentionally omitted]

All notices hand-delivered shall be deemed delivered as of the date actually delivered. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked. Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 17.

18.INTERPRETATION. The preamble recitals to this Agreement are incorporated into and made a part of this Agreement; titles of sections and paragraphs are for convenience only and are not to be considered a part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

19.SEVERABILITY. In the event any one or more provisions of this Agreement is declared judicially void or otherwise unenforceable, the remainder of this Agreement shall survive and such provision(s) shall be deemed modified or amended so as to fulfill the intent of the parties hereto.

20.WAIVER. None of the terms of this Agreement, including this Section 20, or any term, right or remedy hereunder, shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

21.DISPUTE RESOLUTION. Except for a claim by either Employee or Employer for injunctive relief where such would be otherwise authorized by law to enforce Sections 9, 10 and/or 11 of this Agreement, any controversy or claim arising out of or relating to this Agreement, the breach hereof, or Employee's employment by Employer, including any claim involving the interpretation or application of this Agreement, or claims for wrongful termination, discrimination, or other claims based upon statutory or common law, shall be submitted to binding arbitration in accordance with the employment arbitration rules then in effect of the American Arbitration Association (“AAA”), to the extent not inconsistent with this Section as set forth below, and the

Federal Arbitration Act, 9 U.S.C. § 1, et seq. and the Uniform Arbitration Act as adopted in Nevada Revised Statutes 38.015, et seq. This Section 21 applies to any claim Employee might have against any officer, director, employee, or agent of Employer or its Affiliate, and all successors and assigns of any of them. These arbitration provisions shall survive the termination of Employee’s employment with Employer and the expiration of this Agreement.

(a)Coverage of Arbitration Agreement: The promises by Employer and Employee to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other, in addition to other consideration provided under this Agreement. The parties contemplate by this Section 21 arbitration of all claims against each of them to the fullest extent permitted by law except as specifically excluded by this Agreement. Only claims that are justiciable or arguably justiciable under applicable federal, state or local law are covered by this Section, and include any and all alleged violations of any federal, state or local law whether common law, statutory, arising under regulation or ordinance, or any other law, brought by any current or former employee. Such claims may include claims for: wages or other compensation; breach of contract; torts; work-related injury claims not covered under workers’ compensation laws; wrongful discharge; and any and all unlawful employment discrimination and/or harassment claims. Employee and Employer agree to pursue any and all covered claims individually and waive any rights they may have to pursue said claims as part of any class action.  In that regard, Employee and Employer agree that the arbitrator shall have no authority or jurisdiction to hear class or collective claims.

This Section 21 excludes claims under state workers’ compensation or unemployment compensation statutes; claims pertaining to any of Employer’s employee welfare, insurance, benefit, and pension plans, with respect to which are applicable the filing and appeal procedures of such plans shall apply to any denial of benefits; claims for injunctive or equitable relief for violations of non-competition and/or confidentiality covenants contained in Sections 9, 10 and 11; or any claims that are prohibited as a matter of law from being covered by this Section 21.

(b)Waiver of Rights to Pursue Claims in Court and to Jury Trial: This Section 21 does not in any manner waive any rights or remedies available under applicable statutes or common law, but does waive Employer’s and Employee's rights to pursue those rights and remedies in a judicial forum and waive any right to trial by jury of any claims covered by Section 21(a). By signing this Agreement, the parties voluntarily agree to arbitrate any covered claims against each other. In the event of any administrative or judicial action by any agency or third party to adjudicate, on behalf of Employee, a claim subject to arbitration, Employee hereby waives the right to participate in any monetary or other recovery obtained by such agency or third party in any such action, and Employee's sole remedy with respect to any such claim will be any award decreed by an arbitrator pursuant to the provisions of this Agreement.

(c)Initiation of Arbitration: To commence arbitration of a claim subject to this Section 21, the aggrieved party must, within the time frame provided in Section 21(d) below, make written demand for arbitration and provide written notice of that demand to the other party. If a claim is brought by Employee against Employer, such notice shall be given to Employer’s Legal Department. Such written notice must identify and describe the nature of the claim, the supporting facts, and the relief or remedy sought. In the event that either party files an action in any court to pursue any of the claims covered by this Section 21, the complaint, petition or other initial pleading commencing such court action shall be considered the demand for arbitration. In such event, the other party may move that court to compel arbitration.

(d)Time Limit to Initiate Arbitration: To ensure timely resolution of disputes, Employee and Employer must initiate arbitration within the statute of limitations (deadline for filing) provided by applicable law pertaining to the claim, or one year, whichever is shorter, except that the statute of limitations imposed by relevant law will solely apply in circumstances where such statute of limitations cannot legally be shortened by private agreement. The failure to initiate arbitration within this time limit will bar any such claim. The parties understand that Employer and Employee are waiving any longer statutes of limitations that would otherwise apply, and any aggrieved party is encouraged to give written notice of any claim as soon as possible after the event(s) in dispute so that arbitration of any differences may take place promptly.

(e)Arbitrator Selection: The parties contemplate that, except as specifically set forth in this Section 21, selection of one (1) arbitrator shall take place pursuant to the then-current rules of the AAA applicable to employment disputes. The arbitrator must be either a retired judge or an attorney experienced in employment law. The parties will select one arbitrator from among a list of qualified neutral arbitrators provided by AAA. If the parties are unable to agree on the arbitrator, the parties will select an arbitrator by alternatively striking names from a list of qualified arbitrators provided by AAA. AAA will flip a coin to determine which party has the final strike (that is, when the list has been narrowed by striking to two arbitrators). The remaining named arbitrator will be selected.

(f)Arbitration Rights and Procedures: Employee may be represented by an attorney of his/her choice at his/her own expense. Any arbitration hearing or proceeding will take place in private, not open to the public, in Clark County, Nevada. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Nevada (without regard to its choice of law provisions) and/or federal law as applicable to the claim(s) for relief asserted. The arbitrator is without power or jurisdiction to apply any different substantive law or law of remedies or to modify any term or condition of this Agreement. The arbitrator will have no power or authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable federal, state or local statute or ordinance, or common law. In such a situation, the arbitrator shall specify in the award the specific statute or other basis under which such relief is granted. The applicable law with respect to privilege, including attorney-client privilege, work product, and offers to compromise must be followed. The parties will have the right to conduct reasonable discovery, including written and oral (deposition) discovery and to subpoena and/or request copies of records, documents and other relevant discoverable information consistent with the procedural rules of AAA. The arbitrator will decide disputes regarding the scope of discovery and will have authority to regulate the conduct of any hearing. The arbitrator will have the right to entertain a motion or request to dismiss, for summary judgment, or for other summary disposition, permitting a motion, a brief in opposition, and a reply brief by the movant. The parties will exchange witness lists at least 30 days prior to the hearing. The arbitrator will have subpoena power so that either Employee or Employer may summon witnesses. The arbitrator will use the Federal Rules of Evidence in connection with the admission of all evidence at the hearing. Both parties shall have the right to file post-hearing briefs. Any party, at its own expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings.

(g)Arbitrator’s Award: The arbitrator will issue a written decision containing a statement as to the specific claims and issues raised by the parties, the specific findings of fact, and the specific conclusions of law. The award will be rendered promptly, typically within 30 days after conclusion of the arbitration hearing, or after the submission of post-hearing briefs if requested. The arbitrator shall have no power or authority to award any relief or remedy in excess of what a court could grant under applicable law. The arbitrator’s decision shall be final and binding on both parties. Judgment upon an award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(h)Fees and Expenses: Unless the law requires otherwise for a particular claim or claims, the party demanding arbitration bears the responsibility for payment of the fee to file with AAA and the fees and expenses of the arbitrator shall be allocated by the AAA under its rules and procedures. Employee and Employer shall each pay his/her/its own expenses for presentation of their cases, including attorney’s fees, costs, and fees for witnesses, photocopying and other preparation expenses. If any party prevails on a statutory claim that affords the prevailing party attorney’s fees and costs, the arbitrator may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim.

(i)Severability and Waiver of Trial by Jury: Employee and Employer further agree that, if a court of competent jurisdiction finds any term or condition of this dispute resolution process is not in compliance with the law, that court shall sever or revise (“blue pencil”) any offending provision(s) of this dispute resolution process so as to bring it within legal compliance. Should such a court of competent jurisdiction decline to sever or revise this dispute resolution process to render it enforceable as to all covered claims asserted in any particular dispute and instead voids the application of this dispute resolution process as to one or more covered claims and/or refuses to enforce the parties’ waiver of class action/collective release, Employee and Employer agree to mutually waive their respective rights to a trial by jury in a court of competent jurisdiction in which an action is filed to resolve any such covered claims.

Employee and Employer agree to sign below to specifically authorize and affirmatively agree to utilize the provisions of Section 21 of this Agreement.

22.PAROL. This Agreement constitutes the entire agreement between Employer and Employee, and supersedes any prior understandings, agreements, undertakings or severance policies or plans by and between Employer or its Affiliates, on the one side, and Employee, on the other side, with respect to its subject matter or Employee’s employment with Employer or its Affiliates. As of the Effective Date, this Agreement supersedes and replaces any and all prior employment agreements, change in control agreements and severance plans or agreements, whether written or oral, by and between Employee, on the one side, and Employer or any of Employer’s Affiliates, on the other side, or under which Employee is a participant. From and after the Effective Date, Employee shall be employed by Employer under the terms and pursuant to the conditions set forth in this Agreement.

23.FCPA COMPLIANCE. Employer advises Employee that the United States Foreign Corrupt Practices Act (“FCPA”) prohibits offering, providing, or promising anything of value (including money, gifts, preferential treatment, and any other sort of advantage), either directly or indirectly, by a United States company, or any of its employees, subsidiaries, affiliates, or agents, to a Foreign Government Official for the purposes of influencing an act or decision in that individual’s official capacity, or inducing the official to use his or her influence with the foreign government to assist the United States company, its subsidiaries or affiliates, or anyone else, in obtaining or retaining business or securing an improper advantage.

Employee understands that Employee may not directly or indirectly offer, promise, grant, or authorize the giving of money or anything else of value to a Foreign Government Official to influence official action, obtain or retain business, or secure an improper advantage. Employee understands that these legal restrictions apply fully to Employee with regard to Employee’s activities in the course of or in relation to Employee’s employment with Employer, regardless of Employee’s physical location. Employee represents and warrants that Employee fully understands and will act in accordance with all applicable laws regarding anti-corruption, including the FCPA, the U.K. Bribery Act, and any other applicable state, federal, and international laws related to anti-corruption. Employee agrees that he or she will not take any action which would cause Employer to be in violation of the FCPA or any other applicable anti-corruption law, regulation, or Company policy or procedure. Employee further represents and warrants that Employee will know and understand, and act in accordance with, all Company policies and procedures related to anti-corruption and business conduct. Employee agrees to attend mandatory compliance training. Employee undertakes to duly notify Employer if Employee becomes aware of any such violation of Company policies or procedures, or any other violation of law, committed by Employee or any other person or entity, and to indemnify Employer for any losses, damages, fines, and/or penalties which Employer may suffer or incur arising out of or incidental to any such violation committed by Employee.

Employee also represents and warrants that Employee will disclose to the Employer if Employee or any member of Employee’s family is an official of a foreign government or foreign political party, or is a candidate for foreign political office.

In case of breach of this provision, the Employer may suspend or terminate this Agreement at any time without notice or indemnity.

24.COOPERATION IN MATTERS RELATED TO EMPLOYMENT. During the term of this Agreement, and to the extent necessary following Employee’s separation from employment, Employee agrees to cooperate with Employer, Employer’s counsel, and any federal, state, or local governmental agency or regulatory body regarding any outstanding matters that involved Employee during the time and scope of her employment with Employer. Employer shall reimburse Employee for any reasonable expenses incurred through Employee’s participation in such cooperation.

25.REVIEW BY PARTIES AND THEIR LEGAL COUNSEL. The parties represent that they have read this Agreement and acknowledge that they have discussed its contents with their respective legal counsel or have been afforded the opportunity to avail themselves of the opportunity to the extent they each wished to do so.

**Employee and Employer have read and understand that Section 21 (Dispute Resolution) of this Agreement contains provisions requiring the Employee, as well as the Employer, to submit certain covered disputes between Employee and Employer to arbitration.  By signing below, Employee and Employer, specifically authorize and affirmatively agree to utilize the provisions of Section 21 of this Agreement.

WYNN RESORTS, LIMITED	EMPLOYEE

/s/ Matt Maddox	/s/ Ellen Whittemore
_______________________________	_________________________
Matt Maddox, Chief Executive Officer	Ellen Whittemore

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

WYNN RESORTS, LIMITED	EMPLOYEE

/s/ Matt Maddox	/s/ Ellen Whittemore
_______________________________	_________________________
Matt Maddox, Chief Executive Officer	Ellen Whittemore

____________________________________________

EMPLOYMENT AGREEMENT
(“Agreement”)

- by and between -

WYNN RESORTS, LIMITED
(“Employer”)

- and -

ELLEN WHITTEMORE
(“Employee”)
____________________________________________

DATED:    August 2, 2018
____________________________________________